UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 21, 2006
ROCK-TENN COMPANY
(Exact name of registrant as specified in its charter)

Georgia	0-23340	62-0342590

(State of Incorporation)	Commission File Number	(IRS Employer Identification No.)

504 Thrasher Street,
Norcross, Georgia		30071

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (770) 448-2193
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers;
                       Compensatory Arrangements of Certain Officers.
Election of Chief Accounting Officer
     On November 21, 2006, by unanimous written consent, the board of directors of Rock-Tenn Company (the “Company”) elected A. Stephen Meadows as the Company’s chief accounting officer. Mr. Meadows, who is 56 years of age, joined the Company in July 2006. From March 2005 to March 2006, Mr. Meadows was the chief accounting officer at Drummond Company, Inc., which is principally engaged in the business of mining, purchasing, processing and selling of coal and coal derivatives, in Birmingham, AL. From May 2002 to January 2005, Mr. Meadows was vice president finance and risk management at Progress Energy, a diversified energy company, in Raleigh, NC. From April 2000 to May 2002, Mr. Meadows was the chief financial officer of Sirote & Permutt, P.C., a law firm in Birmingham, AL. As is the case with all of the Company’s executive officers, Mr. Meadows will be elected annually by and will serve at the discretion of either the board of directors or the chairman of the board.
Restricted Stock Grant
     On July 27, 2006, the compensation committee of the Company’s board of directors awarded Mr. Meadows 7,500 shares of restricted stock pursuant to the Company’s 2004 Incentive Stock Plan, 2,500 shares of which were designated as Tranche 1 (as hereinafter defined) and 5,000 of which were designated as Tranche 2 (as hereinafter defined). Both tranches have a service condition and either a performance condition or market conditions.
     The first tranche (“Tranche 1”) has a performance condition that will be met upon the achievement of any one of the following three criteria:
(1)	achievement of Credit Agreement Debt to EBITDA (as defined in the Company’s Senior Credit Facility) ratio of 4.4 or lower for any trailing 12 months during the service period;

(2)	reduction of net debt as of March 31, 2005 pro forma for the Gulf States acquisition by $180 million by September 30, 2007 as adjusted for any subsequent acquisitions or dispositions of businesses; and

(3)	an increase in diluted earnings per share, adjusted to exclude restructuring costs, by 15% or more in fiscal 2006 or 2007 over fiscal 2005.
     The second tranche (“Tranche 2”) has market conditions that will be met upon achievement of the following stock price appreciation goals within five years after the grant date:
(1)	the condition will be met with respect to one third of the award if the Company achieves a stock price of $18 per share;

(2)	the condition will be met with respect to one third of the award if the Company achieves a stock price of $20 per share; and

(3)	the condition will be met with respect to one third of the award if the Company achieves a stock price of $22 per share.
Stock prices are measured by the average NYSE closing price for any 10 consecutive trading days during the service period.
     As of the date hereof, both the performance condition and the market conditions have been met.
     The service vesting condition is such that one third of each award will vest at the end of years three, four and five. Upon satisfaction of the applicable performance or market conditions, the shares were issued and have voting and dividend rights, but they will be held by the Company and be subject to forfeiture if the service conditions are not met.
     The shares will vest immediately upon a Change of Control (as defined in Section 409A of the Internal Revenue Code).

Cash Bonus.
     Mr. Meadows is eligible to receive an annual cash bonus under our Annual Executive Bonus Program for fiscal 2007. He is eligible to earn a cash bonus ranging up to a maximum of 70% of his year-end base salary based on achieving certain specified operating income, cost savings and other personal goals. During fiscal 2006, Mr. Meadows earned a bonus that was approximately 52% of his earned salary based on achieving certain specified internal control effectiveness, SEC reporting and process improvement goals.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 28, 2006

ROCK-TENN COMPANY

	By:	/s/ Steven C. Voorhees

Name: Steven C. Voorhees Title: Executive Vice President and Chief Financial Officer